Amendment #1

to the

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 1, 2005

Between

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

(THE COMPANY)

And

RGA REINSURANCE COMPANY

(THE REINSURER)

The parties hereby agree to the following:

1.	SCHEDULE A, Section 1, PLANS REINSURED, shall be replaced by the following:

PLANS REINSURED:

This Agreement covers the following plans and policies:

•	PruLife Custom Premier II (VUL 2004) – (Form Number VUL-2004 and all state variations)
•	PruLife Advisor Select (ProFunds) – (Form Number VULPAS 2002 and all state variations)
•	PruLife Custom Premier II (VUL 2005) – Form Number VUL-2005 and all state variations
•	Target Term Rider (TTR) (currently available on VUL 2004, VUL 2005, and ProFunds policies)

Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above reinsured policies. Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder. Included under this Agreement is the Living Needs Benefit rider.

2.	SCHEDULE B, Section 2, SUBSTANDARD ANNUAL REINSURANCE PREMIUMS, shall be replaced by the following:

SUBSTANDARD ANNUAL REINSURANCE PREMIUMS

Substandard extra premiums are available on classes 4 and 6 (Non-Smoker and Smoker). For substandard issues, the substandard extra reinsurance premium (plus any flat extra) is payable for a specified period of years:

•	VUL 2004 and ProFunds policies - 20 years
•	VUL 2005 policies - 30 years

After this period, the base reinsurance premium (plus any flat extra) is payable until the end of the premium paying period.

The substandard extra annual reinsurance premiums per $1,000 for substandard issues will be the product of the base reinsurance premiums per $1,000 and the factor for the appropriate rating class. The factor is a product of the 90% substandard adjustment percentage and the substandard mortality multiple for the rating class. Note that this is the total premium rate, including both the base and substandard extra premium rates.

Y-UL/VULII-2005-RGA-PICA-1

The factors are as follows:

Special Class	Substandard Mortality Multiplier	Substandard Adjustment	Factor
A	1.40	.90	1.260
B	1.65	.90	1.485
C	1.90	.90	1.710
D	2.25	.90	2.025
E	2.75	.90	2.475
F	3.25	.90	2.925
G	3.75	.90	3.375
H	4.50	.90	4.050

Y-UL/VULII-2005-RGA-PICA-1

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment in duplicate on the dates indicated below, with an effective date of October 17, 2005.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	RGA REINSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

Y-UL/VULII-2005-RGA-PICA-1